Exhibit 99

Frontier Financial Corporation Increases 4th Quarter Cash Dividend and Approves
                     Continued Stock Repurchase Activities

    EVERETT, Wash.--(BUSINESS WIRE)--Sept. 16, 2004--The Board of Directors of Frontier Financial Corporation (Nasdaq:FTBK), declared a $.20 per share fourth quarter cash dividend to shareowners of record as of October 12, 2004, and payable October 25, 2004.
    "This represents an 11% increase over the fourth quarter of 2003 and is the twentieth consecutive quarter in which the cash dividend has increased. Frontier paid a cash dividend of $.195 per share to shareowners in the third quarter of 2004," said Mike Clementz, President and CEO.
    Other action taken by the Board of Directors was the approval of a stock repurchase program authorizing Frontier to repurchase up to 5% of its outstanding stock over the next two years. In addition, the remaining number of shares yet to be purchased under the previous program, due to expire in October 2004 totaling 591,050 shares, would not be included. Frontier currently has 18,645,396 shares outstanding, and has repurchased 772,300 shares over the last two years.
    No shares have been repurchased under the previous plan since
April 2003.
    Under the repurchase program, which is effective immediately, the Corporation will purchase shares from time to time in the open market, depending on market price and other considerations.
    Frontier Financial Corporation, headquartered in Everett, Washington, is the parent company of Frontier Bank, which operates thirty-nine banking offices in eight counties in northwest Washington.

    Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A variety of factors could cause Frontier Financial Corporation's actual results to differ from those expected at the time of this release. Investors are encouraged to read the SEC reports of Frontier, particularly its Form 10-K for the Fiscal Year Ended December 31, 2003, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.

    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             John J. Dickson, 425-514-0700